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                                                                  EXHIBIT 10.29


                    EMPLOYMENT AND NONCOMPETITION AGREEMENT



                 This EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made as of the Effective Date indicated below by and between Flextronics International, Sweden AB, a Swedish corporation ("Company"), and Ronny Nilsson ("Employee").


                                   BACKGROUND


                 This Agreement is entered into in connection with an agreement (the "Asset Transfer Agreement") among Company and Ericsson Business Networks AB ("Ericsson") pursuant to which Company is to purchase certain assets. The Closing Date as defined in the Asset Transfer Agreement shall be the effective date of this Agreement (the "Effective Date").

                 Employee is key employee of Ericsson and has been actively involved in the development and marketing of Ericsson's products and services. It is in the best interest of the Company to employ Employee to assist in the transition related to the transaction between Company and Ericsson and to maintain a positive commercial relationship. It is the intention of the Company and Employee that Employee be and remain an employee of Company for at least four years. To preserve and protect the business and assets of which Employee has and will have knowledge, in consideration for Company's employment of Employee and in consideration for Company's entering into and performing under the Purchase Agreement, Employee and Company have agreed to enter into this Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Company and Employee hereby agree as follows:

                 1. EMPLOYMENT. Company agrees to employ Employee and Employee accepts employment with Company for a forty-eight (48) month period commencing on the Effective Date (the "Period"), unless Employee's employment is sooner terminated in accordance with this Agreement. In the event employment shall continue after this initial period the parties shall agree on new terms and conditions.

                 2. DUTIES. Employee will be employed as and perform the duties of Senior Vice President, Europe. Employee will have responsibility for all of the Company's European operations including holding the position as Managing Director of the Company. Employee agrees that to the best of his ability and experience he will at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. At the Company's option, it will be entitled to use Employee's name in promotional, advertising and other materials used in the ordinary course of business.



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                 3.       FULL-TIME EMPLOYMENT.  Employee's employment will be
on a full-time basis. Employee will not engage in any other business or render any commercial or professional services which adversely affects Employee's productivity, performance or availability, or conflict in any way with Employee's obligations to Company.

                 4. SALARY AND PENSION. Employee's initial annual salary commencing on the Effective Date will be USD 250,000.00 per annum, to be paid in monthly payments in SEK at the rate of exchange of SEK 7.64 to the USD 1.00. Employee's annual salary will be reviewed once per year pursuant to the Company's annual executive compensation review in March. Employee's annual pension payment shall be a total amount equaling the sum of (a) 35% of an amount equaling 20 times the 'basbelopp,' and (b) 25% of the amount between 20 and 30 times the 'basbelopp.' At the end of the employment for any reason, and at the request of the Employee, the Company shall assist in the transfer of the pension policies to Employee or to his new employer. Employee shall also be covered by the TGL group life insurance.

                 5. BONUS PLAN. Employee will be eligible to participate in the Corporate Bonus Plan based upon net income performance criteria determined on an annual budget basis. Employee's bonus percentage for purposes of participation in the Corporate Bonus Plan is 30%. Depending upon performance, Employee will have the opportunity to earn up to 50% more than the target bonus resulting in a maximum bonus of 45% of the annual salary.

                 6. EMPLOYEE BENEFITS. The Company will continue to put an apartment at the disposal of Employee in Karlskrona and continue Employee's automobile allowance. Employee will be entitled to vacation and other benefits commensurate with his position in accordance with Company's standard policies in effect from time to time.

                 7. REIMBURSEMENT OF BUSINESS EXPENSES. Company will, in accordance with Company's policies in effect from time to time, reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement, including, without limitation, reasonable expenditures for business entertainment and travel, upon submission of the required documentation.

                 8. CONFIDENTIALITY. Employee will execute Company's standard Employee Proprietary Information and Inventions Agreement, annexed to this Agreement.

                 9.       AGREEMENT NOT TO COMPETE.

                          (a)     During his employment by Company or any
related Flextronics company (the "Group") and for 24 months thereafter, Employee shall not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted pursuant to Section (d)) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or the Group;

                                  (i)      Own, manage, operate, sell, control
or participate in the ownership, management, operation, sales or control of or be connected in any manner (other than
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as a less than 2% shareholder of a publicly held company) with any business engaged in electronics contract manufacturing or semiconductor design, or printed circuit board design, fabrication and/or manufacturing research, marketing or sales that is substantially similar to or competitive with any services or products created, owned or used by, distributed or under development by Company or the Group.

                                  (ii)     Recruit, attempt to hire, solicit,
assist others in recruiting or hiring, or refer to others concerning employment, any person who, on or after the Effective Date, is an employee of Company or the Group or induce or attempt to induce any such employee to terminate his employment with Company or the Group;

                                  (iii)    Induce or attempt to induce any
person or entity to curtail or cancel any business or contracts which such person or entity had with Company or the Group; or

                                  (iv)     Contact, solicit or call upon any
customer or supplier of Company or the Group on behalf of any other person or entity for the purpose of selling or providing any services or products of the type normally sold or provided by the Company or the Group.

                          (b)     The agreements set forth in this Section 9
include within their scope all cities and countries in Europe and other countries in which Company or the Group has engaged in licensing or sales or otherwise conducted business or selling or licensing efforts at any time during the two years prior to the Effective Date hereof or during the term of this Agreement. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 9 shall apply are fair and reasonable and are reasonably required for the protection of Company and the Group and that this Agreement accurately describes the business to which the restrictions are intended to apply.

                          (c)     It is the desire and intent of the parties
that the provisions of this Section 9 shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable.

                          (d)     Despite the provisions of 10(a) Employee
shall be entitled to be reemployed by Ericsson after the expiration of the Period.

                          (e)     Employee's salary and bonus has been agreed
with due consideration to his obligations under the non compete clause. Thus USD 50.000 of his fixed income is in consideration for his agreement to observe provisions of the non-competition clause.



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                 10.      TERMINATION.

                          (a)     For Cause.  Company may terminate Employee's
employment at any time for "cause," effective immediately upon written notice to Employee, without prejudice to any other remedy to which Company may be entitled under this Agreement. As used in this Subsection 10(a), "cause" will mean (i) an intentional tort so as to cause loss, damage or injury to the property, reputation or employees of Company or the Group, (ii) any crime or act of fraud or dishonesty against Company or the Group, (iii) the commission of a felony, (iv) Employee's habitual neglect of his duties, (v) the disregard of the policies of Company or the Group so as to cause loss, damage or injury to the property, reputation or employees of Company or the Group, or (vi) any other material breach of this Agreement including without limitation a breach of Section 9.

         In the event of any termination for cause, Employee will receive salary under Section 4 until the date of termination; all other compensation and benefits from and after the date of termination under this Agreement will cease (except those benefits that must be continued pursuant to applicable law) and Company will have no obligation to pay any severance pay whatsoever. If the termination of Employee is later determined not to have been for cause, the termination will be deemed to be a termination without cause pursuant to Subsection 10(c) and Employee's sole remedy under this Agreement will be that set forth in Subsection 10(c).

                          (b)     Upon Death or Disability.  Company may
terminate Employee's employment upon written notice if Employee dies or suffers any physical or mental disability preventing the substantial performance of his duties under this Agreement for a period of three (3) consecutive months. In the event of any termination due to death or disability under this Subsection 10(b), Employee will receive salary under Section 4 until the date of termination; all other compensation and benefits from and after the date of termination under this Agreement will cease (except those benefits that must be continued pursuant to applicable law) and Company will have no obligation to pay any severance or bonus payments whatsoever.

                          (c)     Termination By Company Other Than For
"Cause." Company may terminate Employee's employment at any time for any reason or no reason as it deems appropriate in its sole discretion; provided, however, that in the event such termination is not due to death, disability or "cause", then Employee, as his sole remedy at under this Agreement, will continue to be paid his salary at the times such payments would have been due Employee pursuant to Section 4 of this Agreement for the remainder of the Period. Notwithstanding the foregoing, in the event Employee is terminated without cause during the last year of the Period, the Company shall continue to pay the salary to Employee for a period of one year from the date of termination and make pension contributions during that period. Further, in the event Employee is terminated on a date during a calendar year, the Employee's right to exercise options shall vest in the amount of options that would have vested had the options vested monthly from the beginning of said calendar year. Company shall have no duty or responsibility to continue to provide other benefits under this Agreement or other employee benefit plans and programs, except and to such extent as may be required by laws.



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                          (d)     Survival.  Employee's obligations under
Sections 8 and 9 of this Agreement will survive the termination of Employee's employment by Company or the Group.

                 11.      MISCELLANEOUS.

                          (a)     Notices.  Any and all notices permitted or
required under this Agreement must be in writing.  Notices will be deemed given
(i) when received, (ii) one day after having been sent by commercial overnight courier with written verification of receipt, or (iii) five (5) days after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the addresses set forth below or at any new address, notice of which has been given under this Section:

                          If Company:

                                  Flextronics International, Sweden AB
                                  Box 532
                                  371 23 KARLSKRONA
                                  SWEDEN
                                  Attn:  Chief Executive Officer

                          If to Employee:

                                  Vastra Sjogatan 4
                                  392 32 KALMAR
                                  SWEDEN

                          (b)     Amendments.  This Agreement including the
Exhibit hereto contains the entire agreement and supersedes all prior agreements between Company and Employee concerning Employee's employment, and may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

                          (c)     Successors and Assigns.  This Agreement is
not assignable by either Employee or Company, except that the rights and obligations of Company under this Agreement may be assigned to a corporation which becomes the successor to Company as the result of a merger or other corporate reorganization and which continues the business of Company, or the Group.

                          (d)     Governing Law.  This Agreement will be
governed by and interpreted according to the substantive laws of Sweden without regard to such country's conflicts law.

                          This Agreement has been drawn in one version in the
English and one in the Swedish language. The version in Swedish shall have precedence at the application and interpretation of the Agreement. Any dispute shall be settled at a Swedish court in Sweden.



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                          (e)     No Waiver.  The failure of either party to
insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

                          (f)     Severability.  Employee and Company recognize
that the limitations contained herein are reasonably and properly required for the adequate protection of the interest of Company. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

                          (g)     Counterparts.  This Agreement may be executed
in one or more counterparts, each of which when taken together shall constitute one original. Any copy of this Agreement with the original signatures of all parties appended shall constitute an original.

                          (h)     Independent Review.  Employee acknowledges
that Employee has had an opportunity to consult with independent legal counsel of Employee's own choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms.

                          (i)     Effect of Agreement.  This Agreement will be
void and have no effect if the Effective Date does not occur on or before April 30, 1997.


                 IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.



COMPANY                                             EMPLOYEE


By:__________________________                       __________________________


Title:_______________________